Exhibit 19.1

Insider Trading Policy Effective Date: October 29, 2025

Tripadvisor, Inc. (together with its subsidiaries the “Company”) has adopted this Insider Trading Policy (this “Policy”) to promote compliance with federal securities laws and to protect the Company’s reputation for integrity and ethical conduct. The Policy governs transactions in securities of the Company or any other issuer where violations of securities laws could arise. The objectives of this Policy are (i) to help prevent any actual or perceived impropriety, either of which could lead to allegations of insider trading and the potential for significant liability on the part of any implicated parties; and (ii) to protect the Company’s reputation for integrity and ethical conduct. As a result of applicable securities laws and this Policy, Covered Persons (as defined below) may, from time to time, have to forego or delay a desired securities transaction and may, as a consequence, suffer economic loss or forego anticipated profit.

The Policy is applicable to all directors, officers, employees, contractors and consultants of the Company, as well as any immediate family members sharing the household of any of the foregoing and any family members not sharing the same household but whose trading is directed by any of the foregoing (collectively, the “Covered Persons”). Individuals subject to this Policy are responsible for ensuring that their immediate family members comply with this Policy.

I.
Background

Federal securities laws prohibit a person from trading securities if the person is aware of “material non-public information” about the issuer of the securities. These laws also prohibit persons who are aware of such information from disclosing or “tipping” this information to others who may trade. Both the U.S. Securities and Exchange Commission (the “SEC”) and the national securities exchanges investigate, and are very effective at detecting, insider trading.

“Material information” has been defined as information that could be expected to affect the investment decision of a reasonable investor or to affect the market price of the stock. Both positive and negative information may be material. What is material is usually determined on a case-by-case basis, in light of all the surrounding circumstances; and it is not possible to define all categories of material information. Following are examples of information which could be material:

▪ unpublished earnings reports, projections, or performance against key operational metrics,

▪ proposed major spending programs or cost-saving initiatives,

▪ regulatory or litigation problems, including the threat of significant litigation,

▪ significant changes in senior management,

▪ pending or proposed acquisition or divestiture of a significant business or significant assets,

▪ securities offerings or other financings,

▪ stock repurchase programs,

▪ new product launches,

▪ new major contracts, suppliers or partners, or the loss thereof, and

▪ Cybersecurity incidents or breach, including data breach.

Information should be considered “non-public” if it has not been disclosed to the general public. In order for information to be considered public, it must be included in filings with the SEC, been the subject of a widely disseminated press release or widely reported in the media. In addition, even after a public announcement, a reasonable period of time must elapse in order for the market to react to the information. Information should generally be considered “non-public” until the opening of the market on the second trading day following the day on which such information was widely disseminated.

II.
Transactions Covered

The Policy governs sales, purchases or other transfers of (i) the Company’s securities, including its common stock, options to purchase common stock, any other type of securities that the Company may issue (such as preferred stock, convertible debentures, warrants or other derivative securities); and (ii) any derivative securities that provide the economic equivalent of ownership of any of the Company’s securities or an opportunity, direct or indirect, to profit from any change in the value of the Company’s securities (collectively, the “Company Securities”). Each Covered Person is responsible for compliance with this Policy and applicable securities laws, irrespective of any action or approval by the Chief Compliance Officer. Clearance or approval does not constitute legal advice and does not protect an individual from liability for insider trading.

The Policy’s trading restrictions do not apply to the exercise of an employee stock option by payment of the exercise price and any required tax withholding in cash; however, the Policy does apply to any sale of stock acquired by exercising employee stock options and to cashless exercise of options.

III.
Trading Policy Applicable to All Covered Persons
A.
General Policy. A Covered Person may not buy, sell or otherwise transfer Company Securities if such person is aware of any material non-public information, as defined in the Background section above.
B.
Prohibition on Tipping. A Covered Person may not pass on to any non-Covered Person any material non-public information concerning the Company, whether or not the Covered Person has any information regarding the non-Covered Person’s intention to engage in any transaction involving the Company Securities, except as required by the Covered Person’s duties for the Company. Additionally, no Covered Person shall recommend to any person that such person engage in or refrain from engaging in any transaction involving Company Securities if such Covered Person is aware of material non-public information regarding the Company.
C.
Derivatives. No Covered Person may engage in transactions in publicly traded options, such as puts, calls and other derivative securities, relating to Company Securities, or engage in short sales with respect to Company Securities. This prohibition extends to various forms of hedging transactions or monetization transactions, such as collars and forward sale contracts, as they involve the establishment of a short position in Company Securities.
D.
Margin Accounts and Pledging. No Covered Person may: (i) use Company Securities as collateral for a margin account, (ii) pledge Company Securities as collateral for a loan, or (iii) modify an existing pledge to include Company Securities.

E.
Securities of Other Companies. The provisions of this Policy also apply to trading in the securities of other companies including customers, suppliers, business partners, peer companies, or industry competitors, if any Covered Person becomes aware of material non-public information relating to such companies in the course of performing his or her duties for the Company.
IV.
Trading Windows Applicable to All Covered Persons
A.
Trading Windows. Covered Persons will only be permitted to enter into transactions with respect to Company Securities during an open trading window. Outside of this time period, no purchases, sales or other transfers of Company Securities are permitted. Covered Persons will be permitted to buy, sell, or otherwise transfer Company Securities only during the period beginning at the open of the market on the second trading day following the day on which the Company publicly releases its annual or quarterly financial results and ending at the close of the market on the tenth day of the third month of each fiscal quarter. It is important to remember that even during an open trading window, Covered Persons are prohibited from buying, selling, or otherwise transferring securities if they are in fact aware of material non-public information related to those securities.
B.
Special Trading Blackouts. The Company may restrict trading by Covered Persons even during a trading window as defined above, as circumstances dictate. In such event, the Chief Compliance Officer may notify particular individuals that they should not engage in any transactions involving Company Securities. Such individuals may not disclose this notification or discussion.
V.
Additional Trading Procedures Applicable to Company Insiders

Company Insiders (as defined below) are subject to and must comply with the following additional trading procedures by virtue of their regular or routine access to material non-public information during the course of their employment or by virtue of their involvement with a project that results in knowledge of material non-public information.

A.
Pre-Clearance. All purchases, sales, and other transfers of Company Securities by Company Insiders (directly or indirectly) must be approved in advance pursuant to the procedures described in Schedule A hereto. Although the Company will endeavor to clear transactions as quickly as possible, under certain circumstances the clearance procedure may take more extended time. Accordingly, several days should be allowed for the clearance procedure to be completed. After receiving written clearance to engage in a trade, a Company Insider is required to complete the proposed trade within five business days, unless the Company notifies the Company Insider that such clearance must be rescinded earlier.
B.
Company Insiders. For purposes of the Policy, a “Company Insider” is any Covered Person who has regular access to financial and other material information about the Company and its brands and businesses prior to the time such information is publicly disclosed, and family members of any of the foregoing individuals who live in the same household as such individuals. The names of Company Insiders are maintained on a list kept by the Compliance Team and include:

⎯ all members of the board of directors and all executive officers of the Company;

⎯ all members of the executive leadership team and certain persons who report directly to such members; and

⎯ other officers, employees and consultants of the Company or its brands or businesses who are advised by or on behalf of the Chief Compliance Officer that they are Company Insiders.

The list of Company Insiders is reviewed and updated periodically. From time to time, individuals not previously identified as Company Insiders may be designated as such without prior notice or consent.

VI.
Section 16 Reporting

Any transactions in Company Securities (including transactions effected pursuant to a Rule 10b5-1 Plan) by a director or officer who is subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), shall be reported to the Chief Compliance Officer on the same day in which such a transaction occurs. Compliance with this provision is important given the requirement of Section 16 that these persons generally must report changes in ownership of Company Securities within two business days. The sanctions for noncompliance with this reporting deadline include mandatory disclosure in the Company’s proxy statement for the next annual meeting of stockholders, as well as possible civil or criminal sanctions for chronic or egregious violators. Each report a Section 16 reporting person makes should include the date of the transaction, quantity of shares, price and broker-dealer through which the transaction was effected. This reporting requirement may be satisfied by sending (or having such person’s broker send) duplicate confirmations of trades to the Chief Compliance Officer at tradealert@tripadvisor.com.

VII.
Post-Termination Transactions

Upon termination of service as a director, officer, employee, contractor or consultant of the Company, such Covered Person will continue to be subject to the restrictions on securities trading contained in the securities laws, as well as to the Company’s agreements and practices regarding the safeguarding of confidential information.

VIII.
Rule 10b5-1 Exemption

Rule 10b5-1 of the Exchange Act generally allows a person to trade when aware of material non- public information if the trade was executed pursuant to a plan satisfying the requirements of Rule 10b5-1 and that was established at a time when the person was not aware of such information. Rule 10b5-1 is a complicated rule that requires sophisticated planning (a “Trading Plan”). Trading Plans should not be relied upon without the advice of one’s own legal counsel or personal financial adviser. The adoption, amendment and termination of a Trading Plan must be approved by the Chief Compliance Officer. Trades in Company Securities that are executed pursuant to an approved Trading Plan are not subject to the prohibition on trading on the basis of material non-public information contained in the Policy or to the restrictions set forth above relating to pre-clearance procedures and window periods. A Covered Person may not institute or amend his or her Trading Plan, and deviations from such plan may not be made, at a time when the Covered Person is aware of any material non-public information, or outside of an open trading window. All new or amended Trading Plans must include a cooling-off period, meaning a required waiting period before any trades can be made under the plan, of no less than 90 days for directors and officers and 30 days for all other participants, consistent with SEC requirements. Covered Persons may not maintain multiple or overlapping Trading Plans unless specifically approved by the Chief Compliance Officer. The Chief Compliance Officer may circulate from time to time, upon request of a Covered Person, criteria for clearance of trading plans.

Directors and executive officers subject to Section 16 of the Exchange Act are required to provide notice to the Chief Compliance Officer of any sale or purchase transaction pursuant to a Trading Plan and such transactions will be disclosed in the Form 4 relating to such transaction. In accordance with the SEC rules, the Company will include in its quarterly disclosures legally required disclosures regarding the directors and executive officers subject to Section 16 of the Exchange Act that have adopted and terminated a Trading Plan, such disclosure to include the identity of such person and a description of the material terms of such Trading Plan.

IX.
Waivers

A waiver of any provision of this Policy (including the trading policies and trading procedures outlined above) for executive officers or directors of the Company may only be authorized by the Audit Committee of the Board of Directors, and any such waiver shall be reported to the Company’s Board of Directors. A waiver of any provision of this Policy (including the trading policies and trading procedures outlined above) for any other Covered Person must be authorized by the Chief Compliance Officer.

X.
Penalties for Insider Trading

Penalties for trading on or communicating material non-public information are severe and may be applied against the individual involved in unlawful conduct, as well as against the Company, controlling persons of the Company and/or the supervisors of the person engaged in insider trading. A person can be subject to some, or all of the penalties noted below even if such person does not personally benefit from the violation. Penalties include:

▪ civil injunctions;

▪ disgorgement of profits gained, or losses avoided by the trading;

▪ imprisonment; and

▪ criminal and civil monetary penalties.

XI.
Modification and Interpretation

The Company reserves the right to modify, discontinue or replace this Policy or any terms of the Policy at any time, with or without notice. In the event of a conflict between this Policy and applicable law, applicable law will prevail.

XII.
Enforcement

Any alleged or actual violation of this Policy (a “Violation”) shall be treated as a serious matter and must be immediately reported to the Compliance Team. The Compliance Team shall investigate the facts and circumstances surrounding any and all alleged Violations. In addition, any Violation can be expected to result in serious sanctions by the Company, including dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion, or other sanctions, whether or not the violation of Company policy or procedure also constituted a violation of law.

XIII.
Administration

The Compliance Committee shall have primary responsibility for the administration of this Policy, working with the appropriate members of other departments. This Policy shall be disseminated to key personnel responsible for administration promptly following its adoption and from time to time thereafter as Company management shall deem appropriate. If you have any questions regarding a particular securities transaction, or the Policy generally, please do not hesitate to contact the Compliance Team at compliance@tripadvisor.com.

Schedule A

PRE-CLEARANCE PROCEDURES FOR COMPANY INSIDERS

No Company Insider may trade in Company Securities until:

∙ The Company Insider has notified the Chief Compliance Officer of the Company’s Insider’s intention to trade in Company Securities by submitting a trade request via email to tradealert@tripadvisor.com;

∙ The Company Insider has determined that: (a) the Company Insider is not in possession of material, nonpublic information concerning the Company; and (b) to the Company Insider’s best knowledge, the proposed trade(s) complies with all applicable laws and regulations; and

∙ The Chief Compliance Officer has approved the trade request. The Chief Compliance Officer will endeavor to provide written clearance as soon as practicable. If possible, a trade request should be sent at least two business days prior to the intended trade date. After receiving written clearance to engage in a trade (“Clearance”), a Company Insider shall complete the proposed trade within five business days. If he or she deems it necessary, the Chief Compliance Officer may rescind a Clearance by written notice to the Company Insider, which notice may be by electronic mail. If an approved trade request is not executed within five business days following the date of Clearance, the Company Insider must submit a new trade request pursuant to the procedures outlined above.

The Chief Compliance Officer does not assume the responsibility for, and approval from the Chief Compliance Officer does not protect the Company Insider from the consequences of prohibited insider trading.

Company Insiders shall provide to the Chief Compliance Officer any documentation reasonably requested by him or her in furtherance of the foregoing procedures. Any failure to provide such requested information will be grounds for denial of approval by the Chief Compliance Officer. In addition, at his or her discretion, the Chief Compliance Officer may also discuss a Company Insider’s proposed trade with the Company Insider’s manager or department head in order to inquire as to the existence of any material non-public information that the Company Insider may have or have access to.

The existence of the foregoing approval procedures does not in any way obligate the Chief Compliance Officer to approve any trade requested by a Company Insider. The Chief Compliance Officer may reject any trading request at his or her sole discretion. From time to time, an event may occur that is material to the Company and is known by only a few directors or executives. So long as the event remains material and non-public, the Chief Compliance Officer may determine not to approve any transactions in the Company’s securities. If a Company Insider requests clearance to trade in the Company’s securities during the pendency of such an event, the Chief Compliance Officer may reject the trading request without disclosing the reason.